Exhibit 99.(j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of American Beacon Funds of our report dated March 27, 2026, relating to the financial statements and financial highlights of American Beacon Developing World Income Fund and American Beacon NIS Core Plus Bond Fund, which appear in American Beacon Funds’ Certified Shareholder Report on Form N-CSR for the year ended January 31, 2026. We also consent to the references to us under the headings “Disclosure of Portfolio Holdings”, “Other Service Providers”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

May 28, 2026